Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the registration statement on Form S-1 (No. 333-236942) and the related prospectus of Ayala Pharmaceuticals, Inc. for the registration of common stock, par value $ 0.01 per share and to the use therein of our report dated March 6, 2020, except for the effects of the reverse stock split as described in Note 13 as to which the date is May 4, 2020, with respect to the consolidated financial statements of Ayala Pharmaceuticals, Inc.

/s/ Kost, Forer, Gabbay & Kasierer
Tel-Aviv, Israel	KOST, FORER, GABBAY & KASIERER
May 4, 2020	A Member of EY Global